Exhibit 99.1

Amarin Provides Preliminary 2021 Revenue and Outlook for 2022

DUBLIN, Ireland and BRIDGEWATER, N.J., January 10, 2022 -- Amarin Corporation plc (NASDAQ:AMRN) today provided a business update, including preliminary unaudited full-year 2021 revenue results. Amarin plans to discuss these results and expectations with investors in connection with the 40th Annual J.P. Morgan Healthcare Conference at which Amarin is scheduled to present virtually on Tuesday, January 11, 2022, at 8:15 am Eastern time.

Preliminary (Unaudited) 2021 Financial Results

Revenue Levels: Full-year 2021 total net revenue, subject to audit, are estimated to be approximately $580 million, despite continued impact of global COVID-19 pandemic and generic competition in the United States. Fourth quarter 2021 total revenue is estimated to be approximately $140 million, which is at a similar level as the third quarter of 2021 and stabilizing the 8% decline experienced in Q3 2021 as compared to Q2 2021.

Liquid Assets: Amarin ended 2021 with approximately $490 million in cash and investments, approximately $145 million in net accounts receivable, all of which are current, and with no debt.

Management Commentary

“With the approval of VAZKEPA by EMA at the end of the first quarter of 2021, our expeditious reimbursement dossier submission in ten countries in Europe and the recognition by key cardiovascular societies of the value that icosapent ethyl brings to patients with residual cardiovascular risk, Amarin has the unique opportunity to lead a new paradigm in cardiovascular disease management worldwide,” said Karim Mikhail, Amarin’s president and chief executive officer. “Today, we are also delighted to announce an expansion of our portfolio with our plans to develop a fixed dose combination of VASCEPA® and a statin.”

“Our vision to stop heart disease from being a leading cause of death globally is a large undertaking that motivates us every day to deliver for patients with cardiovascular risk. We remain committed to achieving our goals confident that Amarin has the passion, the science, the strategic planning and the people to realize our vision,” concluded Mr. Mikhail.

Highlights from 2021 and Outlook for 2022

Europe

Highlights of Amarin’s progress in Europe during 2021 include:

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Approval of VAZKEPA by the European Commission and the Medicines and Healthcare Products Regulatory Agency as the first and only treatment to reduce cardiovascular risk in high-risk, statin-treated adult patients who have elevated triglycerides (≥150 mg/dL) and other risk characteristics;
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The successful build out of the European commercial organization, which now has 16 legal entities and branches, and a commercial hub in Zug, Switzerland;
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Reimbursement discussions proceeding as planned with the submission of market access dossiers in ten European countries namely Germany, UK, Italy, France, Spain, Denmark, Sweden, Finland, Norway, and the Netherlands; and
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Launch of VAZKEPA in mid-September 2021, which is tracking well relative to other recent cardiometabolic launches, despite the significant, ongoing and resurging COVID-19 disruptions.

Amarin’s outlook for achievement in Europe in 2022 includes:

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Ongoing education and awareness campaigns across Germany to build market adoption and grow prescriptions for VAZKEPA;
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Outcome of market access (reimbursement) decisions in up to eight countries;
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The launch of VAZKEPA in up to six countries;
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Submission of market access dossiers in an additional five European countries; and
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Execution of several agreements in Central and Eastern European markets with partners who already have established infrastructure in such markets.

United States

U.S. commercial highlights from 2021 include:

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U.S. product net revenue expected to approximate $575 million in 2021 amidst the ongoing challenges of the COVID-19 pandemic and the impact of two generic icosapent ethyl products;
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The U.S. commercial operation continues to operate on a positive contribution margin basis and, along with a strong balance sheet, helps support Amarin’s global growth initiatives; and
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Confirmation that the new Go-to-Market strategy has been successfully implemented in the fourth quarter 2021, and is starting to show early results:
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We have reached more than 150,000 HCPs through our sales force and omnichannel initiatives which are driven by a targeted HCP segmentation strategy and marketing channel optimization;
o
Amarin continues to work closely with payers to ensure that VASCEPA maintains a net cost advantage compared to generic icosapent ethyl products. As a result, many payers are covering VASCEPA as the exclusive icosapent ethyl (IPE) product on their formularies. As of December 2021, approximately 40% of total Commercial and Medicare Part D lives estimated to have VASCEPA covered as the exclusive IPE product on a weighted average basis; and
o
Amarin has partnered with BlinkRx, a unique patient access solution, to provide an enhanced, digital-first prescription fulfillment channel, that eliminates the challenges for patients in starting and remaining on VASCEPA. Patients benefit from transparent low prices, free home delivery, and world-class support.

U.S. commercial outlook in 2022 is expected to feature:

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Continued amplification and expansion of sales force reach through orchestrated omnichannel engagement to enhance customer reach, coverage, share of voice and prescriptions;
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Emphasis to all stakeholders that VASCEPA is the only prescription IPE product FDA approved for cardiovascular risk reduction based on the landmark REDUCE-IT trial; and
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Consistent effort to grow existing awareness and adoption to ensure VASCEPA revenue in the U.S. is stabilized in the short term, until future life cycle management initiatives deliver their intended growth contribution.

Amarin does not typically comment on ongoing litigation. However, with regards to the District Court’s decision in the Amarin Pharma, Inc. et. al. v. Hikma Pharma, Inc. et. al. matter, we are pleased that the Court found that there exists sufficient basis and factual questions concerning inducement of infringement for the litigation to proceed against Health Net. Amarin will continue to vigorously pursue its case against Health Net. While we are disappointed in the ruling on Hikma’s Motion to Dismiss, we recognize that this is an evolving area of law. Amarin is currently assessing its options, including seeking leave to file an amended complaint or file an appeal of the District Court’s decision. Amarin believes that its patents are being infringed upon and will continue to fight to protect the company’s intellectual property.

International

Amarin’s progress toward achieving its goal of expanding the global reach of VASCEPA/VAZKEPA during 2021 was highlighted by:

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Acceptance by the Chinese National Medical Products Administration and the Hong Kong Department of Health to review the new drug applications for VASCEPA filed by the company’s partner, Edding;
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Development and announcement of an international expansion strategy, through partnerships, that highlights plans to bring the cardiovascular risk reduction benefits of VASCEPA/VAZKEPA to approximately 20 additional countries over the course of the next three years; and
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Announcement of VASCEPA co-promotional agreement for Amarin’s partner in Canada, HLS Therapeutics, with Pfizer in Canada.

Outlook and plans for international expansion in 2022 to include:

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Final regulatory actions on VASCEPA in Mainland China and in Hong Kong in second half of 2022; and
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Regulatory filings, approvals and potential launches of VASCEPA, via partners, in up to six new countries, including Australia, New Zealand, and some Asia-Pacific markets.

Life Cycle Management (LCM)

Highlights of Amarin’s progress in LCM during 2021 and outlook for 2022:

Building on the results of the landmark REDUCE-IT study of VASCEPA on top of statin therapy, the Amarin team dedicated substantial effort in 2021 to exploring opportunities for enhancing our offering to patients in need of reducing their residual cardiovascular risk. As a result of this effort, Amarin has initiated development of a fixed dose combination product that has both icosapent ethyl and a statin. “VASCEPA’s indication for cardiovascular risk reduction provides for the use of the product on top of statin therapy. Our plans to develop and produce a product that has the two components in one has the potential to be a more convenient product for HCPs and patients,” commented Steve Ketchum, Amarin’s executive vice president, president of R&D and chief scientific officer.

New Member of Amarin’s Board of Directors:

We are pleased to announce that Per Wold-Olsen will join the Board of Directors on January 10, 2022, bringing a wealth of global Life Science commercialization and healthcare experience to the Board.

Mr. Wold-Olsen now serves as Chairman of the Board of GN Store Nord A/S, a global top 20 listed Hearing Aid company based in Denmark. He also serves as Chairman of Oncopeptides AB, a Swedish based biotech company. He is past Chairman of Lundbeck A/S, past Chairman of the Medicines for Malaria Ventures, past board member of Gilead Sciences and past board member and now Chair of the Advisory Committee of Novo Holdings - A world leader in Life Science investing.

During his 30-year tenure at Merck & Co. Inc. in Europe and in the US, Mr. Wold-Olsen served as a member of Merck’s Executive Committee between 1994 and 2006. He retired from Merck at the end of 2006 as the President of the Intercontinental Region. At Merck, he was widely seen as the architect of many of the company’s landmark cardiovascular outcome studies - some of the key drivers of Merck’s cardiovascular strategies to demonstrate value, stay competitive and deliver shareholder value.

2022 Financial Outlook

Given the uncertainty primarily related to the continued global impact of COVID-19 as well as the uncertainty resulting from the impact of generic availability in the U.S., Amarin is unable to provide 2022 revenue guidance; however, the company will continue to evaluate its ability to provide as the year progresses.

As noted above, U.S. commercial operations are expected to continue to operate on a contribution margin positive basis. Amarin will continue to invest in building the appropriate infrastructure and foundation in Europe for successful commercial launches and advance necessary actions to support regulatory activities in other international markets. Amarin will also progress LCM opportunities as described. The company will continue to evaluate its planned spend in 2022 and adjust if assumptions warrant adjustments.

Amarin reiterates its belief that current cash and investments and other assets are adequate to support continued operations, including European launch activities.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. From our foundation in scientific research to our focus on clinical trials, and now our commercial expansion, we are evolving and growing rapidly. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world. We are committed to increasing the scientific understanding of the cardiovascular risk that persists beyond traditional therapies and advancing the treatment of that risk.

About Cardiovascular Risk

Cardiovascular disease is the number one cause of death in the world. In the United States alone, cardiovascular disease results in 859,000 deaths per yeari and the number of deaths in the United States attributed to cardiovascular disease continues to rise. In addition, in the United States there are 605,000 new and 200,000 recurrent heart attacks per year (approximately 1 every 40 seconds). Stroke rates are 795,000 per year (approximately 1 every 40 seconds), accounting for 1 of every 19 U.S. deaths. In aggregate, in the United States alone, there are more than 2.4 million major adverse cardiovascular events per year from cardiovascular disease or, on average, 1 every 13 seconds. Controlling bad cholesterol, also known as LDL-C, is one way to reduce a patient’s risk for cardiovascular events, such as heart attack, stroke or death. However, even with the achievement of target LDL-C levels, millions of patients still have significant and persistent risk of cardiovascular events, especially those patients with elevated triglycerides. Statin therapy has been shown to control LDL-C, thereby reducing the risk of cardiovascular events by 25-35%.ii Significant cardiovascular risk remains after statin therapy. People with elevated triglycerides have 35% more cardiovascular events compared to people with normal (in range) triglycerides taking statins. iii, iv,v

About REDUCE-IT®

REDUCE-IT was a global cardiovascular outcomes study designed to evaluate the effect of VASCEPA in adult patients with LDL-C controlled to between 41-100 mg/dL (median baseline 75 mg/dL) by statin therapy and various cardiovascular risk factors including persistent elevated triglycerides between 135-499 mg/dL (median baseline 216 mg/dL) and either established cardiovascular disease (secondary prevention cohort) or diabetes mellitus and at least one other cardiovascular risk factor (primary prevention cohort). REDUCE-IT, conducted over seven years and completed in 2018, followed 8,179 patients at over 400 clinical sites in 11 countries with the largest number of sites located within the United States. REDUCE-IT was conducted based on a special protocol assessment agreement with FDA. The design of the REDUCE-IT study was published in March 2017 in Clinical Cardiology.vi The primary results of REDUCE-IT were published in The New England Journal of Medicine in November 2018.vii The total events results of REDUCE-IT were published in the Journal of the American College of Cardiology in March 2019.viii These and other publications can be found in the R&D section on the company’s website at www.amarincorp.com.

About VASCEPA® (icosapent ethyl) Capsules

VASCEPA (icosapent ethyl) capsules are the first-and-only prescription treatment approved by the U.S. Food and Drug Administration (FDA) comprised solely of the active ingredient, icosapent ethyl (IPE), a unique form of eicosapentaenoic acid. VASCEPA was launched in the United States in January 2020 as the first and only drug approved by the U.S. FDA for treatment of the studied high-risk patients with persistent cardiovascular risk after statin therapy. VASCEPA was initially launched in the United States in 2013 based on the drug’s initial FDA approved indication for use as an adjunct therapy to diet to reduce triglyceride levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia. Since launch, VASCEPA has been prescribed over ten million times. VASCEPA is covered by most major medical insurance plans. In addition to the United States, VASCEPA is approved and sold in Canada, Lebanon and the United Arab Emirates. In Europe, in March 2021 marketing authorization was granted to icosapent ethyl in the European Union for the reduction of risk of cardiovascular events in patients at high cardiovascular risk, under the brand name VAZKEPA.

Indications and Limitation of Use (in the United States)

VASCEPA is indicated:

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As an adjunct to maximally tolerated statin therapy to reduce the risk of myocardial infarction, stroke, coronary revascularization and unstable angina requiring hospitalization in adult patients with elevated triglyceride (TG) levels (≥ 150 mg/dL) and
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established cardiovascular disease or
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diabetes mellitus and two or more additional risk factors for cardiovascular disease.
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As an adjunct to diet to reduce TG levels in adult patients with severe (≥ 500 mg/dL) hypertriglyceridemia.

The effect of VASCEPA on the risk for pancreatitis in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information

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VASCEPA is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to VASCEPA or any of its components.
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VASCEPA was associated with an increased risk (3% vs 2%) of atrial fibrillation or atrial flutter requiring hospitalization in a double-blind, placebo-controlled trial. The incidence of atrial fibrillation was greater in patients with a previous history of atrial fibrillation or atrial flutter.
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It is not known whether patients with allergies to fish and/or shellfish are at an increased risk of an allergic reaction to VASCEPA. Patients with such allergies should discontinue VASCEPA if any reactions occur.
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VASCEPA was associated with an increased risk (12% vs 10%) of bleeding in a double-blind, placebo-controlled trial. The incidence of bleeding was greater in patients receiving concomitant antithrombotic medications, such as aspirin, clopidogrel or warfarin.
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Common adverse reactions in the cardiovascular outcomes trial (incidence ≥3% and ≥1% more frequent than placebo): musculoskeletal pain (4% vs 3%), peripheral edema (7% vs 5%), constipation (5% vs 4%), gout (4% vs 3%), and atrial fibrillation (5% vs 4%).
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Common adverse reactions in the hypertriglyceridemia trials (incidence >1% more frequent than placebo): arthralgia (2% vs 1%) and oropharyngeal pain (1% vs 0.3%).
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Adverse events may be reported by calling 1-855-VASCEPA or the FDA at 1-800-FDA-1088.
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Patients receiving VASCEPA and concomitant anticoagulants and/or anti-platelet agents should be monitored for bleeding.

Key clinical effects of VASCEPA on major adverse cardiovascular events are included in the Clinical Studies section of the prescribing information for VASCEPA as set forth below:

Effect of VASCEPA on Time to First Occurrence of Cardiovascular Events in Patients with

Elevated Triglyceride levels and Other Risk Factors for Cardiovascular Disease in REDUCE-IT

	VASCEPA		Placebo		VASCEPA vs Placebo
	N = 4089 n (%)	Incidence Rate (per 100 patient years)	N = 4090 n (%)	Incidence Rate (per 100 patient years)	Hazard Ratio (95% CI)
Primary composite endpoint
Cardiovascular death, myocardial infarction, stroke, coronary revascularization, hospitalization for unstable angina (5-point MACE)	705 (17.2)	4.3	901 (22.0)	5.7	0.75 (0.68, 0.83)
Key secondary composite endpoint
Cardiovascular death, myocardial infarction, stroke (3-point MACE)	459 (11.2)	2.7	606 (14.8)	3.7	0.74 (0.65, 0.83)
Other secondary endpoints
Fatal or non-fatal myocardial infarction	250 (6.1)	1.5	355 (8.7)	2.1	0.69 (0.58, 0.81)
Emergent or urgent coronary revascularization	216 (5.3)	1.3	321 (7.8)	1.9	0.65 (0.55, 0.78)
Cardiovascular death [1]	174 (4.3)	1.0	213 (5.2)	1.2	0.80 (0.66, 0.98)
Hospitalization for unstable angina [2]	108 (2.6)	0.6	157 (3.8)	0.9	0.68 (0.53, 0.87)
Fatal or non-fatal stroke	98 (2.4)	0.6	134 (3.3)	0.8	0.72 (0.55, 0.93)

[1] Includes adjudicated cardiovascular deaths and deaths of undetermined causality.

[2] Determined to be caused by myocardial ischemia by invasive/non-invasive testing and requiring emergent hospitalization.

FULL U.S. FDA-APPROVED VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including beliefs about the world-wide market potential for VASCEPA (marketed as VAZKEPA in Europe); expectations regarding financial metrics and performance such as prescription growth, revenue growth, operating expenses, inventory purchases, and managed care coverage for VASCEPA, including the impact of the COVID-19 pandemic, the disappointing outcome of patent litigation and the launch of generic competition on these metrics; beliefs that Amarin is well positioned to deliver on its goals to grow VASCEPA in the U.S. and beyond; beliefs about patient needs for VASCEPA; effects of the COVID-19 pandemic on Amarin's operations and on the healthcare industry more broadly, which effects continue to be fluid; beliefs that Amarin's strategy for reducing the effects of cardiovascular disease is sound and that Amarin is efficiently reaching physicians, payors, pharmacists and patients; plans for Amarin's go-to-market model; the timing and outcome of regulatory reviews, recommendations and approvals and related reimbursement decisions and commercial launches in Europe, the China region and elsewhere; plans for Amarin's expected launch of VAZKEPA directly in major markets in Europe, directly and indirectly; beliefs about the cardioprotective and other benefits of VASCEPA; beliefs about the strength of data in market access dossiers and other reports; expectations for the timing, effectiveness and outcome of promotional activities, including patient-oriented campaigns, conference and posted presentations and education of healthcare professionals; commercial and international expansion, prescription growth and revenue growth and future revenue levels, including the contributions of sales representatives and the new leadership team; beliefs that Amarin's current resources are sufficient to fund projected operations; ongoing patent litigation efforts; and the impact of the COVID-19 pandemic on all of the forgoing. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. Amarin's ability to effectively commercialize VASCEPA and maintain or grow market share will depend in part on Amarin’s ability to continue to effectively finance its business, VASCEPA approval in geographies outside the U.S., efforts of third parties, Amarin’s ability to create and increase market demand for VASCEPA through education, marketing and sales activities, to achieve broad market acceptance of VASCEPA, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, to comply with legal and regulatory requirements in connection with the sale and promotion of VASCEPA and to secure, maintain and defend its patent protection for VASCEPA. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: the possibility that VASCEPA may not receive regulatory approval in the China region or other geographies on the expected timelines or at all, the risk that additional generic versions of VASCEPA will enter the market and that generic versions of VASCEPA will achieve greater market share and more commercial supply than anticipated, particularly in light of the recent and disappointing outcome of Amarin's litigation against two generic drug companies and subsequent requests for appeal; the risk that the scope and duration of the COVID-19 pandemic will continue to impact access to and sales of VASCEPA; the risk that Amarin has overestimated the market potential for VASCEPA in the U.S., Europe and other geographies; risks associated with Amarin's expanded enterprise; uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that sales may not meet expectations and related cost may increase beyond expectations; the risk that patents may be determined to not be infringed or not be valid in patent litigation and applications may not result in issued patents sufficient to protect the VASCEPA franchise. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin's filings with the U.S. Securities and Exchange Commission, including Amarin’s quarterly report on Form 10-Q for the quarter ended September 30, 2021, filed on or about the date hereof. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate. Availability of Other Information About Amarin communicates with its investors and the public using the company website (www.amarincorp.com) and the investor relations website (investor.amarincorp.com), including but not limited to investor presentations and FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Amarin posts on these channels and websites could be deemed to be material information. As a result, Amarin encourages investors, the media and others interested in Amarin to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on Amarin’s investor relations website and may include social media channels. The contents of Amarin’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin Contact Information

Investor Inquiries:

Investor Relations

Amarin Corporation plc

In U.S.: +1 (908) 719-1315

IR@amarincorp.com (investor inquiries)

Solebury Trout

In U.S.: +1 (646) 378-2992

amarinir@troutgroup.com

Media Inquiries: Communications

Amarin Corporation plc

In U.S.: +1 (908) 892-2028

PR@amarincorp.com (media inquiries)

i American Heart Association. Heart Disease and Stroke Statistics—2020 Update: A Report From the American Heart Association. Circulation. 2020;141:e139-e596.

ii Ganda OP, Bhatt DL, Mason RP, et al. Unmet need for adjunctive dyslipidemia therapy in hypertriglyceridemia management. J Am Coll Cardiol. 2018;72(3):330-343.

iii Budoff M. Triglycerides and triglyceride-rich lipoproteins in the causal pathway of cardiovascular disease. Am J Cardiol. 2016;118:138-145.

iv Toth PP, Granowitz C, Hull M, et al. High triglycerides are associated with increased cardiovascular events, medical costs, and resource use: A real-world administrative claims analysis of statin-treated patients with high residual cardiovascular risk. J Am Heart Assoc. 2018;7(15):e008740.

v Nordestgaard BG. Triglyceride-rich lipoproteins and atherosclerotic cardiovascular disease - New insights from epidemiology, genetics, and biology. Circ Res. 2016;118:547-563.

vi Bhatt DL, Steg PG, Brinton E, et al., on behalf of the REDUCE-IT Investigators. Rationale and Design of REDUCE-IT: Reduction of Cardiovascular Events with Icosapent Ethyl–Intervention Trial. Clin Cardiol. 2017;40:138-148.

vii Bhatt DL, Steg PG, Miller M, et al., on behalf of the REDUCE-IT Investigators. Cardiovascular Risk Reduction with Icosapent Ethyl for Hypertriglyceridemia. N Engl J Med. 2019;380:11-22.

viii Bhatt DL, Steg PG, Miller M, et al., on behalf of the REDUCE-IT Investigators. Reduction in first and total ischemic events with icosapent ethyl across baseline triglyceride tertiles. J Am Coll Cardiol. 2019;74:1159-1161.

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